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                                                                  EXHIBIT 10.26

                         GENERAL UNDERTAKINGS AGREEMENT


     This Agreement ("Agreement"), dated as of October   , 1996, is entered
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into by and among Physician Health Corporation, a Delaware corporation ("PHC"),
PHC St Louis Acquisition Subsidiary I, Inc., a Georgia corporation ("Subsidiary"), Metropolitan Plastic and Reconstructive Surgery, Ltd., a Missouri corporation ("MPRS") and J. Michael Ribaudo, M.D.,an individual resident of the State of Missouri ("Ribaudo").

     PHC and the Subsidiary are hereinafter collectively referred to as PHC entities. MPRS and Ribaudo are hereinafter collectively referred to as the Ribaudo entities.

     WHEREAS, Ribaudo is sole shareholder of MPRS;

     WHEREAS, the parties to this Agreement, simultaneously with execution of this Agreement have entered into that certain Asset Purchase Agreement ("Purchase Agreement") pursuant to which MPRS shall become a subsidiary of PHC and certain additional agreements with respect to the provision of services by and among the parties hereto have been entered into by including but not limited to that certain Practice Management Agreement, of even date herewith, and other documents;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set out in the Purchase Agreement, and the Agreements delivered pursuant to it, One Dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Ribaudo: ISO Shares At Closing.  PHC agrees that upon closing it shall
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grant to Ribaudo stock options to purchase 300,000 shares of PHC common stock which options shall vest over four (4) years and which options shall be issued in accordance with the terms and conditions of the PHC Incentive Stock Option Plan; provided that such vesting shall be accelerated to 100% vesting at such time as PHC completes a single sale of securities resulting in a change in control in PHC. The strike price of such options shall be $4.00 per share.

     2. Ribaudo: ISO Shares Upon Meeting Earnings Target.  PHC agrees to grant
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Ribaudo stock options immediately to purchase 150,000 shares of PHC common stock, which shall begin to vest (the "Vesting Start Date") upon achievement of $1.5 Million in projected annual practice management revenue from the Missouri and central and southern Illinois markets by PHC for the period commencing on the date hereof and ending on June 1, 1997. Such stock options shall be issued in accordance with the terms and conditions of the PHC Stock Option Plan. Of such options, 25,000 vest on the Vesting Start Date, and 31,250 shall vest on each of the next four anniversaries of the Vesting Start Date; provided, that if the Vesting Start Date conditions are met, all such stock options shall fully vest at such time as PHC completes an initial public offering of its stock or upon a single sale of securities resulting in a change in control of PHC. The strike price for such options shall be $4.00 per share. Should Ribaudo not exercise such options until immediately
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prior to the initial public offering or a change in control of PHC, PHC will pay
Ribaudo $600,000 at such time (and Ribaudo shall retain the right to also exercise such options).

     3. Ribaudo: Additional Stock Purchase At Closing.  At closing, PHC agrees
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to sell and Ribaudo agrees to purchase an additional 100,000 shares of PHC common stock at a purchase price of $4.00 per share for an aggregate purchase price of $400,000.00 paid in cash. Such purchase and sale shall be achieved in compliance with and subject to obtaining appropriate state and federal securities laws exemptions, along with all other stock transactions contemplated in the Purchase Agreement and this Agreement.

     4. Ribaudo: Standard Compensation.  PHC agrees to employ Ribaudo, on an at-
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will basis, with standard compensation from the date of Closing of the Asset
Purchase Agreement and calculated at an annual rate of $100,000.00. Such amount shall be adjusted from time to time as deemed appropriate by the Board of Directors of PHC. In addition, PHC agrees that if Ribaudo continues to be employed by the Company after the completion of an initial public offering of the shares of PHC, then Ribaudo's compensation shall be increased to an annual rate of $250,000.00.

     5. Ribaudo: Additional Compensation.  PHC agrees to provide Ribaudo with a
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quarterly draw in the amount of $87,500, to be paid in monthly installments, one month in arrears, commencing with the closing of Subsidiary's purchase of MPRS's assets, until PHC has completed an initial public offering of its common stock ("Quarterly Draw"). At the end of each applicable quarter, the then-outstanding Quarterly Draw shall be compared with new earnings from new physician practices acquired by PHC (other than Ribaudo's practice) for which Ribaudo had a substantial role (as determined in good faith by PHC) so that Ribaudo receives credit as specified below for the specified percent of the annualized earnings amounts used by PHC in determining the purchase price for such new practices acquired in such quarter, provided that Ribaudo's Earned Quarterly Draw shall not exceed $87,500:

     a. (2.5%) (Annualized new practice management earnings acquired from practices in transactions during the applicable quarter for which Ribaudo was the procuring party for the transaction), plus

     b. For the first 12-month period only, (0.5%) (Annualized new practice management earnings acquired from practices in transactions during the applicable quarter for which Ribaudo had a substantial role but was not the procuring party for the transaction) = Earned Quarterly Draw.

Should the Earned Quarterly Draw, calculated according to the formula set out above, be less than the Quarterly Draw actually received by Ribaudo, PHC shall offset such deficiency first against all
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payments owed to Ribaudo by PHC under that certain $500,000 promissory note issued by PHC to Ribaudo in connection with the sale of his practice to PHC, and second, against all other amounts owed or due to Ribaudo from PHC until such deficit is satisfied. Once the actual Quarterly Draw received by Ribaudo for such quarter has been offset to the extent provided above, Ribaudo shall receive an Earned Quarterly Draw for the next quarter in the same amount of $87,500 and subject to the same quarterly reconciliation. Notwithstanding anything to the contrary, the Earned Quarterly Draw can only he drawn upon by Ribaudo in each month to the extent necessary to allow Ribaudo to receive, together with all revenue received by Ribaudo from his medical practice, $29,166.66. Upon any public offering of PHC common stock, Ribaudo's additional compensation hereunder shall cease, and Ribaudo's Earned Quarterly Draw for any partial quarter up to that date shall be determined and compared with the actual Earned Quarterly Draw taken during such partial quarter by Ribaudo and any deficiency in the amount of the Earned Quarterly Draw may be offset by PHC against any amounts owed or due to Ribaudo from PHC.

     6. Ribaudo: Board Seat.  PHC agrees that shortly after closing it
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shall cause Ribaudo to be named as a member of the Board of Directors of PHC.
Ribaudo shall serve in such capacity in accordance with the Articles of Incorporation and Bylaws of PHC.

     7. Ribaudo:  Profit Representation.  Ribaudo hereby represents and
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covenants to PHC that MPRS shall have a profit for the twelve (12) month period commencing with the closing of Subsidiary's purchase of MPRS's assets, before payment of the Practice Management Fee otherwise agreed between the parties, in excess of $100,000.00. To the extent that such profit is not achieved, PHC may offset any deficiency against any payment or other compensation owed or due to Ribaudo by PHC.

     8. [Reserved.]

     9. MPRS:  Adjustment for Tax Effect.  PHC shall loan MPRS such funds
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as necessary to manage the taxable effect incurred in connection with the
Purchase Agreement (as compared to a merger transaction) taking into account the time value of money and the increase in basis of MPRS as calculated by Arthur Andersen or other accountants suitable to the parties ("Tax Loan"). Such Tax Loan shall be secured by common stock received in connection with the Purchase Agreement, paid at the time of any public offering of PHC stock.

    10. Block:  ISO Shares.  Provided that Peggy Block becomes a full-
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time employee of PHC, PHC agrees to grant Peggy Block stock options to purchase
75,000 shares of PHC common stock, which shall begin to vest (the "Vesting Start Date") upon achievement of $1.5 Million in projected annual practice management revenue from the Missouri and central and southern Illinois markets by PHC for the period commencing on the date hereof and ending on June 1, 1997. Such stock options shall be issued in accordance with the terms and conditions of the PHC Stock Option Plan. Of such options, 12,500 shall vest on the Vesting Start Date, and 15,625 shall vest on each of the next four anniversaries of the Vesting Start Date; provided, that if the Vesting Start Date
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conditions are met, all such stock options shall fully vest at such time as PHC completes an initial public offering of its stock or upon a single sale of securities resulting in a change in control of PHC. The strike price for such options shall be $4.00 per share. Peggy Block shall be permitted to work, on her own time, not more than five (5) hours per month in supervising the financial aspects of the personal business interest of Ribaudo and MPRS without being considered other than a full-time employee of PHC.

    11. Block:  Additional Performance Shares.  Provided that Peggy Block
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becomes a full-time employee of PHC, PHC agrees to grant Peggy Block an additional 25,000 shares under its Incentive Stock Option Plan provided that PHC achieves $1.5 million of projected annual practice management revenue from the Missouri-central and southern Illinois markets in the twelve (12) month period commencing with the Closing of Subsidiary's purchase of MPRS's assets, in accordance with the terms and conditions of PHC Incentive Stock Option Plan.
The strike price for such shares shall be $4.00 per share.

    12. Block:  Title and Compensation.  PHC agrees to employ Peggy
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Block, on an at-will basis, under title of "Vice President of Operations" or similar title at Closing. Such title shall be adjusted at the discretion of the President and the Board of Directors of PHC from time to time. PHC agrees to provide her with standard compensation of $75,000 per year, payable in equal monthly installments.

    13. "B" Stock.  MPRS agrees to negotiate with PHC prior to the
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closing of Subsidiary's purchase or MPRS's shares for the substitution of a "B"
common stock as the share consideration under the Purchase Agreement; provided
(i) such "B" common stock shall convert fully into "A" common stock as of the earlier of the date of PHC's initial public offering or the date of PHC's otherwise accessing the public securities market; and (ii) such "B" common stock shall reduce the tax effects of the transactions contemplated in the Asset Purchase Agreement and all related agreements, or otherwise provide a direct benefit to both parties.

    14. The obligations of both parties under this Agreement shall not be enforceable until this Agreement has been approved by the Board of Directors of PHC.

    15. Ribaudo (for himself and on behalf of Peggy Block) and PHC agree that if the Board of Directors of PHC, based upon the advice of legal counsel and/or investment bankers engaged for the purpose of assisting in a public offering or extraordinary private placement of PHC stock, determines in good faith that any one or more terms of this Agreement will or could have a significant adverse affect on PHC's ability to complete a registration of its shares or otherwise to complete such proposed public offering or private placement in the manner and on the terms proposed by such counsel or bankers, then Ribaudo and Block will negotiate in good faith with PHC with the purpose of amending this Agreement and any other applicable agreements entered into in connection herewith to the extent necessary to eliminate such adverse affect, so long as any such
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amendments do not materially reduce the total economic benefits to Ribaudo and
Block provided under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures effective as of the date first written above.


                                       PHYSICIAN HEALTH CORPORATION

                                       By:
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                                       Title:
                                              ---------------------------------

                                       PHC-St. LOUIS ACQUISITION
                                       SUBSIDIARY I, INC.

                                       By:
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                                       Title:
                                              ---------------------------------

                                       METROPOLITAN PLASTIC AND
                                       RECONSTRUCTIVE SURGERY, LTD.

                                       By:
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                                       Title:
                                              ---------------------------------

                                       J. MICHAEL RIBAUDO , M.D.


                                                         , both individually and
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                                       as sole shareholder of MPRS